SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  May 19, 2014

Sionix Corporation
(Exact name of registrant as specified in its charter)

Nevada	002-95626-D	87-0428526
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2010 North Loop Freeway W Suite 110 Houston, Texas	77018
(Address of principal executive offices)	(Zip Code)

(713) 682-6500
(Registrant’s telephone number, including area code)

(Former name if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events (The registrant can use this Item to report events that are not specifically called for by Form 8-K, that the registrant considers to be of importance to security holders.)

Sionix Corporation (“SIONIX”) and BR Investments, LLC (“BRI”) an affiliate of The Prime Group, Inc. (“Prime”) have signed a nonbinding Letter of Intent to form a Joint Venture (“JV”) to construct and operate a brine and water reclamation operation in the Bakken Shale area of Montana.

The Letter of Intent provides for the Joint Venture operations to be built on an existing industrial facility located in Culbertson, Montana.  BRI and Prime (“Partners”) will acquire the facility which includes heated tankage, buildings, road and rail access, piping, water wells, and other industrial infrastructure.  The JV will be a 50-50 business partnership between Sionix and BRI.  Sionix will contribute a technology license and will provide operating and technical management for the JV business.  BRI will provide project financing and overall site development and management.

When completed, the project will be the first, large scale, commercial application of Sionix technology to treat production and flowback water from drilling and fracking operations.  Prime has substantial experience as a developer of more than $10 Billion of commercial and residential properties and BRI has extensive experience in project finance and development, international engineering and construction, contract negotiations and project and business management.

Sionix and Partners are proceeding on final project design, marketing and equipment specification, and will endeavor to reach a definitive agreement and close on the site acquisition. As is customary, our partners, BR Investments, are performing due diligence on the property over the next 2-3 weeks prior to closing.

The Letter of Intent is nonbinding and is subject to numerous terms and conditions that may or may not be satisfied, including, but not limited to negotiation of definitive documentation for the Joint Venture.  Therefore, there can be no assurance that the definitive joint venture will actually be accomplished.

A copy of the press release regarding the Joint Venture is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed as exhibits to this Current Report on Form 8-K:

Exhibit 99.1	Press Release issued by Sionix Corporation dated June 2, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIONIX CORPORATION

Dated: June 2, 2014	By:	/s/
Name: Joseph W. Autem
Chief Financial Officer